Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On June 27, 2019, Cubic Corporation (“Company or “Cubic”) paid cash of $50.0 million to purchase 20% of the outstanding capital stock of PIXIA Corp (“Pixia” or the “Sellers”).  The Company’s purchase agreement with Pixia included an option to purchase the remaining 80% of its capital stock for $200.0 million, subject to post-closing adjustment provisions. The Company exercised this option in November 2019.  On January 3, 2020, pursuant to the terms and conditions of an Agreement and Plan of Merger entered into on December 18, 2019, the Company completed the purchase of the remaining 80% of Pixia’s issued and outstanding capital stock for aggregate consideration consisting of $197.6 million in net cash, resulting in Cubic owning all of Pixia’s issued and outstanding capital stock (the “Acquisition”). The Company currently estimates an additional $1.3 million is due from the Sellers for the difference between the net working capital acquired and the targeted working capital amounts.

The Company financed the Acquisition using cash on hand and borrowings under its existing credit facilities.

The following unaudited pro forma combined financial statements present the combination of historical consolidated financial statements of Cubic and Pixia, adjusted to give effect to the Acquisition. The historical financial information of the Company is derived from the audited consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended September 30, 2019 and the unaudited condensed consolidated financial statements of the Company included in its Quarterly Report on Form 10-Q for the three months ended December 31, 2019. The historical financial information of Pixia is derived from the audited financial statements of Pixia for the year ended December 31, 2019.

The unaudited pro forma combined balance sheet as of December 31, 2019, presents pro forma effects of the Acquisition as if it had occurred on December 31, 2019. The unaudited pro forma combined statements of operations for the year ended September 30, 2019 and the three months ended December 31, 2019, present the pro forma effects as if the Acquisition occurred on October 1, 2018 and October 1, 2019, respectively.

The following unaudited pro forma combined financial statements have been prepared to comply with Article 11 of Regulation S-X and follow prescribed Securities and Exchange Commission guidelines. The prescribed guidelines limit pro forma adjustments to those that are directly attributable to the Acquisition on a factually supportable basis. The unaudited pro forma combined financial statements are presented for informational purposes only and do not purport to present what the results of operations, financial condition, or other financial information of the Company would have been if the Acquisition had occurred as of the dates indicated or what such results or financial condition will be for any future periods. The unaudited pro forma combined financial statements are based on preliminary estimates and assumptions and on the information available at the time of the preparation thereof. Any of these preliminary estimates and assumptions may change, be revised, or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the time of the Acquisition. The unaudited pro forma combined financial statements do not reflect non-recurring charges that will be incurred in connection with the Acquisition, nor any cost savings and synergies expected to result from the Acquisition (and associated costs to achieve such savings or synergies), nor any costs associated with severance, restructuring or integration activities resulting from the Acquisition.

These unaudited pro forma combined financial statements and accompanying notes should be read together with 1) Cubic’s audited consolidated financial statements and accompanying notes filed in Item 8 of Form 10-K for the year ended September 30, 2019; 2) Cubic’s unaudited condensed consolidated financial statements and the accompanying notes filed in Item 1 of Form 10-Q for the quarter ended December 31, 2019; and 3) the historical audited financial statements of Pixia and the accompanying notes as of and for the year ended December 31, 2019 filed herewith as Exhibit 99.1.

CUBIC CORPORATION

PRO FORMA COMBINED BALANCE SHEET

As of December 31, 2019

(Amounts in thousands)

(Unaudited)

	Cubic	Pixia	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$61,599	$5,764	$213	(a)	$67,576
Cash in consolidated VIE	410	—	—		410
Restricted cash	22,482	—	—		22,482
Restricted cash in consolidated VIE	9,967	—	—		9,967
Accounts receivable:
Billed	113,493	538	—		114,031
Allowance for doubtful accounts	(1,407)	—	—		(1,407)
	112,086	538	—		112,624

Contract assets	320,188	—	—		320,188
Recoverable income taxes	10,295	1,235	—		11,530
Inventories	122,912	—	—		122,912
Other current assets	48,941	185	1,524	(e)	50,650
Other current assets in consolidated VIE	79	—	—		79
Total current assets	708,959	7,722	1,737		718,418

Long-term contracts financing receivables	33,685	—	—		33,685
Long-term contracts financing receivables in consolidated VIE	124,576	—	—		124,576
Property, plant and equipment, net	151,218	235	—		151,453
Operating lease right-of-use asset	80,747	—	264	(j)	81,011
Deferred income taxes	5,169	—	—		5,169
Goodwill	582,549	—	172,081	(c)	754,630
Purchased intangibles, net	155,862	—	88,000	(b)	243,862
Other assets	77,264	34	(47,402)	(d)	29,896
Total assets	$1,920,029	$7,991	$214,680		$2,142,700

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$226,500	$—	$—		$226,500
Trade accounts payable	109,827	71	—		109,898
Trade accounts payable in consolidated VIE	—	—	—		—
Contract liabilities	62,500	3,159	(1,531)	(f)	64,128
Accrued compensation and current liabilities	102,933	434	568	(g),(h),(j)	103,935
Other current liabilities in consolidated VIE	171	—	—		171
Income taxes payable	5,893	—	(435)	(c)	5,458
Current portion of long-term debt	10,714	—	—		10,714
Total current liabilities	518,538	3,664	(1,398)		520,804

Long-term debt	189,118	—	203,700	(g)	392,818
Long-term debt in consolidated VIE	82,984	—	—		82,984
Operating lease liability	73,924	40	—		73,964
Other noncurrent liabilities	63,670	1,719	(1,719)	(c)	63,670
Other noncurrent liabilities in consolidated VIE	17,267	—	—		17,267

Shareholders’ equity:
Common stock	276,497	50,856	(50,856)	(i)	276,497
Retained earnings	841,549	(48,288)	64,953	(i)	858,214
Accumulated other comprehensive loss	(130,349)		—		(130,349)
Treasury stock at cost	(36,078)		—		(36,078)
Shareholders’ equity related to Cubic	951,619	2,568	14,097		968,284
Noncontrolling interest in VIE	22,909		—		22,909
Total shareholders’ equity	974,528	2,568	14,097		991,193
Total liabilities and shareholders’ equity	$1,920,029	$7,991	$214,680		$2,142,700

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

CUBIC CORPORATION

PRO FORMA COMBINED STATEMENT OF OPERATIONS

(Amounts in thousands, except per share data)

Year Ended September 30, 2019

(Unaudited)

	Cubic	Pixia	Pro Forma Adjustments		Pro Forma Combined
Net sales:
Products	$1,011,069	$25,825	$—		$1,036,894
Services	485,406	—	—		485,406
	1,496,475	25,825	—		1,522,300
Costs and expenses:
Products	732,137	984	—		733,121
Services	332,923	—	—		332,923
Selling, general and administrative expenses	270,064	11,741	(727)	(k),(p)	281,078
Research and development	50,132	—	—		50,132
Amortization of purchased intangibles	42,106	—	28,675	(l)	70,781
Gain on sale of property, plant and equipment	(32,510)	—	—		(32,510)
Restructuring costs	15,386	—	—		15,386
	1,410,238	12,725	27,948		1,450,911

Operating income (loss)	86,237	13,100	(27,948)		71,389

Other income (expenses):
Interest and dividend income	6,519	193	—		6,712
Interest expense	(20,453)	(2)	(7,003)	(m)	(27,458)
Other income (expense), net	(19,957)	—	(1,222)	(o)	(21,179)

Income (loss) from continuing operations before income taxes	52,346	13,291	(36,173)		29,464

Income tax provision	11,040	3,336	(3,678)	(n)	10,698

Income (loss) from continuing operations	41,306	9,955	(32,495)		18,766
Net loss from discontinued operations	(1,423)	—	—		(1,423)
Net income (loss)	39,883	9,955	(32,495)		17,343

Less noncontrolling interest in loss of VIE	(9,811)	—	—		(9,811)

Net income (loss) attributable to Cubic	$49,694	$9,955	$(32,495)		$27,154

Amounts attributable to Cubic:
Net income (loss) from continuing operations	51,117	9,955	$(32,495)		$28,577
Net loss from discontinued operations	(1,423)	—	—		(1,423)
Net income (loss) attributable to Cubic	$49,694	$9,955	$(32,495)		$27,154

Net income (loss) per share:
Basic
Continuing operations attributable to Cubic	$1.68				$0.94
Discontinued operations	$(0.05)				$(0.05)
Basic earnings per share attributable to Cubic	$1.63				$0.89

Diluted
Continuing operations attributable to Cubic	$1.67				$0.93
Discontinued operations	$(0.05)				$(0.05)
Diluted earnings per share attributable to Cubic	$1.62				$0.89

Weighted average shares used in per share calculations:
Basic	30,495				30,495
Diluted	30,606				30,606

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

CUBIC CORPORATION

PRO FORMA COMBINED STATEMENT OF OPERATIONS

(Amounts in thousands, except per share data)

Three months ended December 31, 2019

(Unaudited)

	Cubic	Pixia	Pro Forma Adjustments		Pro Forma Combined
Net sales:
Products	$200,604	$3,064	$—		$203,668
Services	128,235	374	—		128,609
	328,839	3,438	—		332,277
Costs and expenses:
Products	166,843	226	—		167,069
Services	82,648	—	—		82,648
Selling, general and administrative expenses	65,915	3,472	(62)	(k),(p)	69,325
Research and development	8,422	—	—		8,422
Amortization of purchased intangibles	10,089	—	7,168	(l)	17,257
Gain on sale of property, plant and equipment	(170)	—	—		(170)
Restructuring costs	1,575	—	—		1,575
	335,322	3,698	7,106		346,126

Operating loss	(6,483)	(260)	(7,106)		(13,849)

Other income (expenses):
Interest and dividend income	2,218	48	—		2,266
Interest expense	(5,363)	—	(1,500)	(m)	(6,863)
Other income (expense), net	(127)	—	1,805	(o)	1,678

Loss from continuing operations before income taxes	(9,755)	(211)	(6,801)		(16,768)

Income tax provision	6,246	1,143	(1,236)	(n)	6,153

Loss from continuing operations	(16,001)	(1,354)	(5,565)		(22,921)
Net loss from discontinued operations	(584)	—	—		(584)
Net loss	(16,585)	(1,354)	(5,565)		(23,505)

Less noncontrolling interest in net income (loss) of VIE	3,990	—	—		3,990

Net loss attributable to Cubic	$(20,575)	$(1,354)	$(5,565)		$(27,495)

Amounts attributable to Cubic:
Net loss from continuing operations	$(19,991)	$(1,354)	$(5,565)		$(26,911)
Net loss from discontinued operations	(584)	—	—		(584)
Net loss attributable to Cubic	$(20,575)	$(1,354)	$(5,565)		$(27,495)

Net loss per share:
Basic
Continuing operations attributable to Cubic	$(0.64)				$(0.86)
Discontinued operations	$(0.02)				$(0.02)
Basic earnings per share attributable to Cubic	$(0.66)				$(0.88)

Diluted
Continuing operations attributable to Cubic	$(0.64)				$(0.86)
Discontinued operations	$(0.02)				$(0.02)
Diluted earnings per share attributable to Cubic	$(0.66)				$(0.88)

Weighted average shares used in per share calculations:
Basic	31,273				31,273
Diluted	31,273				31,273

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

Notes to Unaudited Pro Forma Combined Financial Statements

Note 1. Basis of pro forma presentation

On June 27, 2019, the Company paid cash of $50.0 million to purchase 20% of the outstanding capital stock of Pixia. The Company’s purchase agreement with Pixia included an option to purchase the remaining 80% of Pixia’s capital stock for $200.0 million, subject to post-closing adjustments. The Company exercised this option in November 2019.  On January 3, 2020, the Company completed the acquisition of the remaining capital stock of Pixia for net cash of $197.6 million, which was funded from cash on hand and borrowings under the Company’s existing credit facilities.  The Company currently estimates an additional $1.3 million is due from the Sellers for the difference between the net working capital acquired and the targeted working capital amounts.

The unaudited pro forma combined financial statements present the combination of the historical consolidated financial statements of the Company and Pixia, adjusted to give effect to the Acquisition and related transactions. See the introduction to the unaudited pro forma combined financial statements for a discussion of the assumptions, estimates and qualifications underlying the preparation of the unaudited pro forma combined financial statements and the related adjustments.

Note 2. Purchase price allocation

The Acquisition has been accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”). ASC 805 requires that, among other things, the assets acquired and liabilities assumed be recognized at their fair values, with any excess of the purchase price over the estimated fair value of the identifiable net assets acquired recorded as goodwill.

From June 27, 2019 through January 3, 2020, the Company accounted for its 20% ownership of Pixia using the equity method of accounting. Upon completion of the Acquisition, the Company now consolidates Pixia into its financial statements.  The estimated acquisition-date fair value of consideration is $243.7 million, which is comprised of total cash paid of $247.6 million, less a $1.3 million receivable due from the Sellers for the difference between the net working capital acquired and the targeted working capital amounts, less a $2.0 million dividend received from Pixia and less a $0.6 million loss recognized during the period that the Company accounted for its 20% ownership of Pixia using the equity method of accounting.

The following is a summary of the preliminary allocation of the purchase price as of January 3, 2020 (the closing date of the Acquisition), based on preliminary estimates of the fair values of the assets acquired and liabilities assumed:

(I
(In millions)
Backlog	$42.5
Customer relationships	25.5
Developed technology	14.1
Trade name	5.7
Non-compete agreements	0.2
Accounts receivable, prepaids and other assets	3.9
Accounts payable and accrued expenses	(0.4)
Deferred taxes	(18.3)
Other net assets acquired (liabilities assumed)	(1.6)
Net identifiable assets acquired	71.6
Goodwill	172.1
Net assets acquired	$243.7

The estimated fair values of assets acquired and liabilities assumed, including purchased intangibles, are preliminary estimates pending the finalization of our detailed valuation analyses and necessary calculations. The final allocation could differ materially from the preliminary allocation used in these pro forma adjustments, including changes in allocations to intangible assets such as backlog, trade names, developed technology, and customer relationships as well as goodwill. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $2.9 million.

The estimated fair values of purchased intangibles were determined using the valuation methodology deemed to be the most appropriate for each type of asset being valued. The trade name valuation used the relief from royalty method, the customer relationships and non-compete agreements valuations used the lost profits valuation method, and the technology and backlog valuations used the excess earnings method.

The intangible assets are being amortized using straight-line methods based on the expected period of undiscounted cash flows that will be generated by the assets, over an average useful life of 4.3 years.

Note 3. Pixia’s Adoption of ASC 606, Revenue from Contracts with Customers

Pixia adopted ASC 606 on January 1, 2019 using the modified retrospective method. As reflected in Pixia’s audited financial statements filed as Exhibit 99.1 to this filing, results for the reporting period beginning after January 1, 2019 are presented under ASC 606, while reporting periods prior to January 1, 2019 are presented under the legacy revenue recognition guidance. As a result of the adoption of ASC 606, Pixia recorded a net increase of $7.7 million to its retained earnings as of January 1, 2019, which includes the acceleration of net sales of $10.4 million and a net tax impact of $2.7 million.

Note 4. Reclassifications to unaudited pro forma combined financial statements

For purposes of the unaudited pro forma combined financial statements, the following captions from the Pixia historical balance sheet as of December 31, 2019, which is filed herewith as Exhibit 99.2 of the Company’s Current Report on Form 8-K, have been reclassified to conform to the presentation of the Company:

•$0.2 million from prepaid expenses to other current assets

•$3.1 million from deferred revenue to contract liabilities

•$0.5 million from accrued expenses and other current liabilities to accrued compensation and current liabilities

•$0.8 million from deferred tax liability to other noncurrent liabilities

Note 5. Pro forma adjustments

Pro Forma Combined Balance Sheet

(a)Reflects the net of cash receipts and payments related to the Acquisition.

(b)Reflects the preliminary allocation of the purchase price to the acquired intangible assets based on their estimated fair values.

(c)Reflects the difference between the purchase price and the estimated fair values of the identified assets acquired and liabilities assumed, which is recorded as goodwill, and the associated income tax effects to income taxes payable and other noncurrent liabilities.

(d)Reflects the adjustment to eliminate the Company’s investment balance in Pixia recorded under the equity method of accounting prior to the Acquisition.

(e)Reflects the $1.3 million estimated working capital receivable due from the sellers of Pixia and an estimated income tax receivable related to the Acquisition.

(f)Reflects the adjustment to recognize Pixia’s deferred revenue at fair value.

(g)Reflects the incremental borrowings under the Company’s existing credit facilities to fund the Acquisition at closing and the adjustment to record accrued interest costs of $0.5 million for the incremental borrowings.

(h)Reflects the adjustment to remove unpaid transaction costs of $0.2 million related to the Acquisition from accrued expenses.

(i)Reflects the adjustments to eliminate the historical shareholders’ equity of Pixia, adjusted for the net impact of pro forma adjustments, including the income tax benefit related to the reduction of valuation allowance in connection with the acquired deferred tax liabilities of Pixia, not reflected in the pro forma combined statement of operations.

(j)Reflects the adjustment for Pixia’s adoption of ASC 842, Leases.

Pro Forma Combined Statement of Operations

(k)Reflects the adjustment to eliminate transaction costs incurred by the Company and Pixia in connection with the Acquisition, amounting to $2.4 million and $0.5 million for the year ended September 30, 2019 and the three months ended December 31, 2019, respectively.

(l)Reflects the adjustment to amortization expense of intangible assets acquired by the Company resulting from the effect of the preliminary purchase price allocation.

(m)Reflects interest costs related to borrowings under the Company’s existing credit facilities to fund the Acquisition at closing.  The pro forma adjustments are based on the amounts borrowed at the interest rates in effect at the closing of the Acquisition, less lower commitment fees due under the credit facilities as a result of the borrowings.

(n)Reflects adjustments to income tax (benefit) or provision as a result of the application of the guidance in ASC 740, Income Taxes, and the Company’s combined federal and state statutory rate. The income tax benefit related to the reduction of valuation allowance in connection with the acquired deferred tax liabilities is not included in the pro forma combined statement of operations.

(o)Reflects the adjustment to eliminate the Company’s share of Pixia’s net (income)/loss recognized during the period that the Company accounted for its 20% ownership of Pixia using the equity method of accounting.

(p)Reflects the adjustment for increased compensation expense for Acquisition related compensation arrangements, amounting to $1.7 million and $0.4 million for the year ended September 30, 2019 and the three months ended December 31, 2019, respectively.